Exhibit 10.1

LEXINGTON REALTY TRUST
2007 EQUITY-BASED AWARD PLAN
____________________________

2010 Share Option Award Agreement
__________________________________

Award No. ______

You are hereby awarded the following share option (the “Option”) to purchase Shares of Lexington Realty Trust (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the Lexington Realty Trust 2007 Equity-Based Award Plan (the “Plan”), which is attached hereto as Exhibit A.  A summary of the Plan appears in its Prospectus, which is attached hereto as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Trustees or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest.  Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).

1.             Specific Terms.  This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Your Name:	_________________________________
Type of Stock Option:	Non-Incentive Stock Option (ISO)☐

Number of Shares subject to Option:	_________________________________
Option Exercise Price per Share:	$6.39
_____________________________
Grant Date:	January 8, 2010
_____________________________
Vesting Schedule:	20% on December 31, 2010, 20% on December 31, 2011, 20% on December 31, 2012, 20% on December 31, 2013 and 20% on December 31, 2014

Expiration Date:	December 31, 2019.

2010 Stock Option Award Agreement
Lexington Realty Trust
2007 Equity-Based Award Plan

January 8, 2010

2.             Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

•	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code; and

•	100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one-year period following a Change in Control.

Notwithstanding the foregoing, to the extent you have not previously vested in your rights with respect to this Award, your Award will become vested in accordance with your Employment Agreement between you and the Company in effect at such time (“Employment Agreement”).

3.             Term of Option.  The term of the Option will expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the Expiration Date.

4.             Manner of Exercise.  The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit C.  The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 6 of this Award Agreement and the terms of the Plan.  Fractional Shares may not be purchased.

5.             Termination of Continuous Service.  If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the later of (i) six months from the date of such termination and (ii) the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth herein, in Section 6 of the Plan and in your Employment Agreement.

6.             Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

7.             Restrictions on Transfer of Awards. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.  Notwithstanding the foregoing, you may transfer this Option –

(i)	by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or

(ii)
by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of yours): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

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2010 Stock Option Award Agreement
Lexington Realty Trust
2007 Equity-Based Award Plan

January 8, 2010

Any transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

8.	Reserved.

9.            Taxes.  Except to the extent otherwise specifically provided in another document establishing contractual rights for you, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes.

10.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or home address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

11.           Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.           Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

13.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

14.           Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

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2010 Stock Option Award Agreement
Lexington Realty Trust
2007 Equity-Based Award Plan

January 8, 2010

15.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.           Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

17.           Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

18.           Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

19.           Employment Agreement Provision By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under your Employment Agreement.

20.            Recoupment of Awards and Proceed.  By signing this Award Agreement, you agree to forfeit all or a portion of this Award and to reimburse the Company for any proceeds you receive pursuant to this Award if and to the extent: (i) the payment, grant, or vesting was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (ii) in the Board of Directors’ view you engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate, and (iii) a lower payment, award, or vesting would have occurred based upon the restated financial results.

The Company will, to the extent practicable and allowable under applicable laws, require reimbursement or cancellation of this Award in the amount this Award exceeds the amount that would have been made based on the restated financial results, plus a reasonable rate of interest.

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2010 Stock Option Award Agreement
Lexington Realty Trust
2007 Equity-Based Award Plan

January 8, 2010

21.           Governing Law.  The laws of the State of Maryland shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

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BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

LEXINGTON REALTY TRUST

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

Exhibit A

LEXINGTON REALTY TRUST
2007 EQUITY-BASED AWARD PLAN
____________________________

Plan Document

____________________________

Previously filed.

A-1

Exhibit B

LEXINGTON REALTY TRUST
2007 EQUITY-BASED AWARD PLAN
____________________________

Plan Prospectus

____________________________

Previously filed.

B-1

Exhibit C

LEXINGTON REALTY TRUST
2007 EQUITY-BASED AWARD PLAN
___________________________________________________

Form of Exercise of 2010 Share Option Award Agreement
___________________________________________________

Lexington Realty Trust

Attention:	_______________________
_______________________

Dear Sir or Madam:

The undersigned elects to exercise his/her Non-Incentive Stock Option to purchase _____ Common Shares of Lexington Realty Trust (the “Company”) under and pursuant to a 2010 Share Option Agreement dated as of January 8, 2010.

1.           ☐ Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$	in cash or check
$	in the form of ____ Common Shares,
valued at $___________ per share
$	Total

2.           ☐ Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

Date	Optionee

*The Committee may waive the six months’ requirement in its discretion.
**The Committee must approve this method in writing before your election

C-1

Exhibit D

LEXINGTON REALTY TRUST
2007 EQUITY-BASED AWARD PLAN
_________________________________

Designation of Beneficiary
_________________________________

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Company’s 2007 Equity-Based Award Plan (the “Plan”).  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:	_____________________

Address:	_____________________

_____________________

Social Security No.:	_____________________

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this
____day of ____________, 200_
___________________________
Notary Public
County of    _______________________
State of  _________________________

D-1